Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statement Information

Introductory Note

A pro forma balance sheet has not been included as part of these pro forma disclosures, as the acquisition of TC closed on February 1, 2012 and the financial results of TC for 2012 have been included in the Company’s consolidated financial statements as of December 31, 2012. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2012 includes the results of operations of the Company and TC, as if the acquisition had been consummated on January 1, 2012, the first day of the Company’s fiscal year 2012.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable. The Company’s unaudited pro forma condensed consolidated financial information and explanatory notes present how the Company’s statement of income may have appeared had the businesses actually been combined as of the date noted above. The unaudited pro forma condensed consolidated financial information shows the impact on the combined statement of income under the purchase method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations, with the Company treated as the acquirer. Under the purchase method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.

The following unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to reflect the results the consolidated company may achieve in future periods or the historical results that would have been obtained had the Company and TC been a consolidated company during the relevant period presented.

The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	WageWorks Fiscal Year Ended December 31, 2012	TransitCenter One Month Ended January 31, 2012	Pro Forma Adjustments	Pro Forma Footnotes	Pro Forma Combined
Revenues:
Healthcare	$112,905	$—	$—		$112,905
Commuter	51,817	1,800	—		53,617
Other	12,560	—	—		12,560

Total revenue	177,282	1,800	—		179,082
Operating expenses	158,350	1,733	224	(1)	160,268
			(39)	(2)

Income from operations	18,932	67	(185)		18,814
Other expense	(1,307)	—	(89)	(3)	(1,396)

Income before income taxes	17,625	67	(274)		17,418
Income tax (provision) benefit	(7,126)	—	83	(4)	(7,043)

Net income	10,499	67	(191)		10,375
Accretion of redemption premium expense	(2,301)	—	—		(2,301)

Net income attributable to common stockholders	$8,198	$67	$(191)		$8,074

Diluted net income per share attributable to common stockholders	$0.33				$0.33
Shares used in diluted net income per share calculations	24,414				24,414

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to unaudited pro forma condensed consolidated financial statements

Note 1 – Basis of Pro Forma Presentation

On February 1, 2012, the Company acquired all of the operating assets of TCI for a total purchase price of $37.1 million, with $36.2 million payable in 2012 and $0.8 million paid over the next four years as contributions to a promotional fund in furtherance of TCI’s mission of raising awareness of the benefits of mass transit. Payment of the purchase price was primarily financed through the Company’s revolving credit facility with Union Bank N.A. For purposes of the pro forma presentation of additional interest expense recorded related to the transaction, the Company has assumed an incremental draw down of this facility as of January 1, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that the Company believes are reasonable under the circumstances.

Certain financial statements classifications of TCI have been reclassified to conform to the Company’s presentation.

Note 2 – Pro Forma Adjustments

(1) To record estimated amortization of the acquired intangible asset.

(2) To record an adjustment for expenses associated with non-acquired operations of TCI as part of the acquisition.

(3) To record interest expense on the additional financing necessary to complete the transaction at a current variable rate of 3.7% as if the draw had taken place on January 1, 2012.

(4) To record income tax expense at an estimated combined Federal and State rate of 40.4%.